Exhibit 10.4

EXECUTION VERSION

AGREEMENT FOR THE PROVISION OF A LOAN FACILITY
OF UP TO €18,000,000

Dated 27th August 2019

Between

KREOS CAPITAL VI (UK) LIMITED, a company incorporated in England and Wales under registration number 11535385 whose registered office is at Amf Building, 25 Old Burlington Street, London W1S 3AN (the "Lender", which expression shall include its successors and assigns);

and

ORPHAZYME A/S, a company incorporated in Denmark under registered number 32266355 whose registered office is at Ole Maaløes Vej 3, 2200, Copenhagen N, Denmark (the "Borrower").

WHEREAS:

1.

The Borrower wishes to borrow up to the Total Loan Facility (as defined below) and the Lender wishes to make the Total Loan Facility available to the Borrower on the terms of this agreement (this "Loan Agreement"); and

2.

The Borrower hereby confirms that, within eight (8) Business Days of the date of this Loan Agreement and in any event prior to drawdown of the first Tranche, it (and it shall procure that Orphazyme USA) shall enter into the Initial Security Documents as security for monies borrowed by the Borrower under this Loan Agreement.

LOAN FACILITY TERMS:

Total Loan Facility

Up to €18,000,000 available to be drawn down in multiple tranches as follows:

•       €9,000,000 to be drawn down in one Tranche on the date that is no later than eight (8) Business Days after the date of this Loan Agreement "Loan Amount 1"); and

•       €9,000,000 to be drawn down in one or more Tranches, subject to the Minimum Drawdown Amount, on or after the date of this Loan Agreement, up to and including the relevant Expiry Date ("Loan Amount 2").

Expiry Date

Subject to Clause 3.4:

(i)     in relation to the ability to drawdown a Tranche of Loan Amount 1, no later than eight (8) Business Days after the date of this Loan Agreement; and

(ii)    subject to clause 3.4.5, in relation to the ability to drawdown a Tranche of Loan Amount 2, 1 January 2020.

Advance Payments	In relation to each Tranche, the last month's repayment amount (comprising principal and interest) as set out in the Repayment Schedule.
Loan Term	In relation to each Tranche, the Interest Only Period (starting from (and including) the First Monthly Repayment Date) followed by thirty (30) monthly payments of principal and interest.
Transaction Fee	€180,000 payable upon execution of this Loan Agreement.
End of Loan Payments	In relation to each Tranche, 3% of the amount drawn down under the relevant Tranche.
Minimum Drawdown Amount	(i) €9,000,000 in relation to Loan Amount 1; and (ii) €2,000,000 in relation to Loan Amount 2.

1.	DEFINITIONS

In this Loan Agreement, including the recitals set out above, unless otherwise defined:

1.1	"Accounts" means the audited annual consolidated profit and loss account and balance sheet of the Borrower for the period ended on 31 December;
1.2	"Advance Payment" has the meaning given in Clause 5.3 and is in the amount set forth above under the heading Loan Facility Terms;
1.3

"Affiliate" means, in relation to any person, (i) any other person directly or indirectly owned by or controlled by such person including subsidiaries; or (ii)  any person that  directly or indirectly owns or controls such person including holding companies;

1.4	"Applicable Interest Rate" has the meaning given in Clause 6.2;
1.5	"Assignee" has the meaning given in Clause 16.4;
1.6	"Business Day" means any day on which banks are generally open for business in London and Copenhagen other than a Saturday or Sunday;
1.7	"Calculated Fee" means an amount determined in accordance with Clause 14.3;
1.8	"Change of Control" has the meaning as given in Clause 9.1.13;
1.9	"Charged Assets" means the assets and undertaking of a Group Company charged or to be charged to the Lender from time to time pursuant to the Security Documents;
1.10	"Contractual Currency" has the meaning given to it in Clause 5.2;
1.11	"Danish Floating Charge" means the agreement pursuant to which the Borrower grants security over certain of its assets in favour of the Lender, in the agreed form;
1.12	"Danish Patents Pledge Agreement" means the agreement pursuant to which the Borrower grants security over its patents in favour of the Lender, in the agreed form;
1.13

"Delisting" means the removal of all or any of the shares in the capital of the Borrower or securities representing those shares (including, without limitation, depositary interests, American depositary receipts, American depositary shares and/or other instruments) from a Recognised Investment Exchange;

1.14	"Drawdown" means the drawdown of a Tranche under the Loan Facility;
1.15

"Drawdown Date" means, subject to clause 3.2.2 and the relevant Expiry Date, the date specified by the Borrower in the relevant Drawdown Notice or as may be otherwise agreed in writing by the Borrower and the Lender;

1.16	"Drawdown Notice" means a drawdown notice served in accordance with Clause 3.2 in the form attached hereto as Schedule A (as may be amended with the prior written consent of the Lender);
1.17	"Dual Listing" means the dual listing of the Borrower's shares on NASDAQ Copenhagen and NASDAQ in New York;
1.18	"End of Loan Payment" means the End of Loan Payment in the amount set forth above under the heading Loan Facility Terms;
1.19	"Event of Default" means any of the events or circumstances described in Clause 9;
1.20	"Expiry Date" means the relevant date(s) in relation to the ability to drawdown a Tranche set forth above under the heading Loan Facility Terms;
1.21	"Facilitation Fee" means an amount determined in accordance with Clause 14.2;
1.22

"Financial Indebtedness" means (i) monies borrowed; (ii) finance or capital leases; (iii) receivables sold or discounted; (iv) other transactions or arrangements having the commercial effect of borrowing; (v) the marked to market value of derivative transactions entered into in connection with protection against or benefit from fluctuation in any rate or price; (vi) counter-indemnity obligations in respect of guarantees or other instruments issued by a bank or financial institution; and (vii) liabilities under guarantees or indemnities for any of the obligations referred to in items (i) to (vi);

1.23	"Group" means the Borrower and its direct and indirect subsidiaries (if any) and "Group Company" means any member of the Group;
1.24

"Initial Security Documents" means the documents listed in Schedule B and dated within eight (8) Business Days of the date of this Loan Agreement and in any event prior to drawdown of the first Tranche;

1.25

"Intellectual Property" means copyrights and related rights (including, without limitation, rights in computer software), patents, supplementary protection certificates, utility models, trade marks, trade names, service marks, domain name registrations, registered and unregistered rights in designs, database rights, semi-conductor topography rights, plant variety rights, rights protectable by the law of passing off or by laws against unfair competition, rights in undisclosed or confidential information (such as know how, trade secrets and inventions (whether patentable or not)), and other similar intellectual property rights (whether registered or not) and applications for such rights as may exist anywhere in the world;

1.26	“Interest Only Period” has the meaning given in Clause 5.1.1.
1.27

"Interim Payment" means the payment in respect of the period from each Drawdown Date (where the Drawdown Date is not the first day of a calendar month) to the First Monthly Repayment Date being the amount of interest accruing at the Applicable Interest Rate on the amount drawn down for the period from the and including the Drawdown Date to First Monthly Repayment Date;

1.28	"Legal Reservations" means:

(a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;

(b) the time barring of claims under the statutes of limitation and the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of acquiescence, set-off or counterclaim;

(c) the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty;

(d) the principle that a court may not give effect to any provision in an agreement for legal costs incurred by a litigant; and

(e) similar principles, rights and defences under the laws of any relevant jurisdiction.

1.29	"Loan" means the loans to be made in accordance with the terms of this Loan Agreement;
1.30	"Loan Documents" means collectively this Loan Agreement, the Security Documents and any other agreement designated as a "Loan Document" by the Lender and the Borrower;
1.31	"Loan Facility" means the loan facility set out in this Loan Agreement;
1.32	"Loan Term" means with respect to each Tranche, the period set forth above under the heading Loan Facility Terms (or such later date as may be agreed by the Lender in writing);
1.33	"Longstop Date" means:

(a) prior to a Dual Listing or after a Dual Listing which has taken place more than 5 years after the date of this Loan Agreement, the earlier of (i) the date being 8 years after the date of this Loan Agreement; and (ii) the date of a Delisting; or

(b) after a Dual Listing that has taken place less than 5 years after the date of this Loan Agreement, the earlier of (i) the date being 5 years after the date of this Loan Agreement; and (ii) the date of a Delisting.

1.34	"Minimum Drawdown Amount" means the minimum amount permitted to be drawn down in each Tranche and is the amount set forth above under the heading Loan Facility Terms;
1.35

"Monthly Repayment Date" means the first day of a calendar month, and "First Monthly Repayment Date" shall mean the first Monthly Repayment Date being either (i) the Drawdown Date (where the Drawdown Date is the first day of a calendar month); or (ii) the first day of the next calendar month following the Drawdown Date (where the Drawdown Date is not the first day of a calendar month);

1.36	"Orphazyme USA" means Orphazyme US, Inc., a Delaware corporation with registered address 275 Grove Street, Suite 2-400, Newton, MA 02466, USA;
1.37	"Recognised Investment Exchange" as defined by section 285 of the Financial Services and Markets Act 2000 and including NASDAQ Copenhagen.
1.38

"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund;

1.39	"Repayment Schedule" has the meaning given in Clause 5.1.1;
1.40

"Security Documents" means the Initial Security Documents, and any other applicable document, in the agreed form, evidencing the security over assets of the Borrower (or any Group Company), or any document entered into by the Borrower (or any Group Company) creating a Security Interest, guarantee and/or indemnity in favour of the Lender or otherwise designated as a Security Document;

1.41	"Security Interest" means any mortgage, charge (whether fixed or floating, legal or equitable), pledge, lien, hypothecation,

assignment by way of security or otherwise, trust arrangement, title retention or encumbrance or enforceable right of a third party, any other type of security interest or preferential arrangement having a similar effect to any of the foregoing or in the nature of security of any kind whatsoever and in any jurisdiction;

1.42

"Security Period" means the period commencing on the date of  this Loan Agreement and ending on the date upon which the Borrower shall have indefeasibly performed all its obligations (including making all payments) under this Loan Agreement and no amounts are capable of being drawn under the Total Loan Facility;

1.43

"Taxes" means all present and future income, value added and other taxes, levies, imposts, deductions, charges and withholdings in the nature of taxes (other than taxes on the profits of the Lender) whatsoever together with interest thereon and penalties with respect thereto made on or in respect thereof and "Tax" shall be construed accordingly;

1.44	"Total Loan Facility" means the amount set forth above under the heading Loan Facility Terms;
1.45	"Tranche" means an amount drawn down out of the Total Loan Facility pursuant to this Loan Agreement;
1.46	"Transaction Fee" the amount set forth above under the heading Loan Facility Terms;
1.47	"US IP Security Agreement" means the agreement pursuant to which the Borrower grants security over its patents registered in the USA in favour of the Lender, in the agreed form;
1.48	"US Subsidiary Guaranty Agreement" means the agreement pursuant to which Orphazyme USA guarantees the obligations of the Borrower under this Loan Agreement, in the agreed form;
1.49	"US Subsidiary Security Agreement" means the agreement pursuant to which Orphazyme USA grants security over its assets in favour of the Lender, in the agreed form;
1.50	"US Subsidiary Share Pledge Agreement" means the agreement pursuant to which the Borrower grants the Lender a pledge over all issued and outstanding shares in Orphazyme USA, in the agreed form;
1.51	"VAT" means:
(i)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(ii)

any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (i) above, or imposed elsewhere;

2.	INTERPRETATION

In this Loan Agreement (unless the context requires otherwise) any reference to:

2.1

any law or legislative provision includes a reference to any subordinate legislation made under that law or legislative provision before the date of this Loan Agreement, to any modification, re-enactment or extension of that law or legislative provision made before that date and to any former law or legislative provision which it consolidated or re-enacted before that date;

2.2	any gender includes a reference to other genders and the singular includes a reference to the plural and vice versa;
2.3	a Clause or Schedule is to a clause or schedule (as the case may be) of or to this Loan Agreement;
2.4

a "person" shall be construed as including a reference to an individual, firm, company, corporation, partnership, unincorporated body of persons or any country (or state thereof or any agency thereof);

2.5	an "amendment" includes a supplement, novation or re-enactment in writing and "amended" is to be construed accordingly;
2.6	"assets" includes present and future properties, undertakings, revenues, rights and benefits of every description;
2.7	an "authorisation" includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration and notarisation;
2.8

a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

2.9	"control" means in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:
(i)	by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or
(ii)	as a result of any powers conferred by the articles of association or any other document regulating that or any other body corporate;

and "controlled" shall be construed accordingly;

2.10

"holding company" means, in relation to any company or corporation, a company or corporation which (i) holds a majority of the voting rights in the first mentioned company or corporation; (ii) is a member of the first mentioned company or corporation and has the right to appoint or remove a majority of its board of directors or equivalent body; or (c) is a member of the first mentioned company or corporation and controls alone, pursuant to an agreement with other members, a majority of the voting rights in that company or corporation;

2.11

"subsidiary" means, in relation to any company or corporation, a company or corporation (i) which is controlled, directly or indirectly, by the first mentioned company or corporation; (ii) more than half the issued share capital and/or voting rights of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or (iii) which is a subsidiary of another subsidiary of the first mentioned company or corporation, and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

2.12

(or to any specified provision of) this Loan Agreement, any other document or a provision of any other document, shall be construed as a reference to this Loan Agreement, that document or a provision of that document as in force for the time being and as amended in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of this Loan Agreement or the relevant document, required to be obtained as a condition to such amendment being permitted) the prior written consent of the Lender;

2.13

"other" and "otherwise" are not to be construed ejusdem generis with any foregoing words where a wider construction is possible and "include" and  "including", "in particular", "for example" or any similar expression are to be construed as being by way of illustration or emphasis only and are not to be construed as, nor shall they take effect as, limiting the generality of any foregoing words;

2.14	a document being in "agreed form" is a document which is previously agreed in writing by or on behalf of the Lender, if not so agreed, is in the form specified by the Lender;
2.15	"$" is the official currency of the United States of America;
2.16	"€" is the official currency of the European Union;
2.17	"DKK" is the official currency of Denmark;
2.18	any reference to an Event of Default being continuing is a reference to an Event of Default that has not been waived by the Lender or remedied to the satisfaction of the Lender; and
2.19	the headings in this Loan Agreement are inserted for convenience only and do not form part of this Loan Agreement and do not affect its interpretation.
3.	LOAN FACILITY
3.1	Lender's Commitment
3.1.1

Subject to Clauses 3.4 and 3.5 below, the Lender shall and agrees hereby to make available to the Borrower the Total Loan Facility under the terms of this Loan Agreement, to be drawn down as set out in the Loan Facility Terms and in accordance with Clause 3.2.

3.1.2

The Lender shall not be under any commitment to advance the Loan (or any part thereof) after the Expiry Date or upon the earlier termination of the Loan Facility in accordance with Clause 3.4 or on dates other than those specified in the Loan Facility Terms.

3.1.3

The unutilised portion (if any) of the Loan Facility shall be cancelled after the expiry of the final period for Drawdown as specified in the Loan Facility Terms, whereupon the Total Loan Facility shall be reduced accordingly.

3.1.4	In granting the Loan Facility, the Lender is relying on the representations and warranties contained in Clause 7.
3.1.5	Each Drawdown made under the Loan Facility shall be secured by the Security Documents.
3.2	Date of Advance(s) of the Loan
3.2.1

Subject to Clauses 3.1.2 and 3.2.2, (and subject to the satisfaction of the relevant conditions set forth in Clauses 3.4 and 3.5), each Tranche (other than in respect of Loan Amount 1 which shall be advanced and made available provided the an executed Drawdown Notice is provided to the Lender prior to 30th August 2019) shall be advanced and made available to the Borrower within thirty (30) days from receipt by the Lender of an executed Drawdown Notice (or such shorter period as the Lender may agree in writing. Each Drawdown Notice must be received by the Lender thirty (30) days prior to the end of the relevant Expiry Date). Each Drawdown Notice shall constitute a separate and independent obligation of the Borrower incorporating the terms of this Loan Agreement.  No more than one

Drawdown Notice may be served in respect of each Tranche. Once a Drawdown Notice has been delivered to the Lender, it is irrevocable. Each Tranche requested to be advanced pursuant to a Drawdown Notice shall be in an amount equal to or greater than the Minimum Drawdown Amount. If the Drawdown Date is the first day of a calendar month and such day is not a Business Day, the Lender shall only be obliged to advance the Tranche to the Borrower on the first Business Day of that month.

3.2.2	If the Drawdown Date falls on a day which is not a Business Day, the Lender shall only be obligated to pay the Drawdown Amount to the Borrower on the next Business Day in that calendar month.
3.3	Method of Disbursement
3.3.1

The payment by the Lender to the account specified in the Drawdown Notice shall constitute the making of the Loan (or the relevant part thereof) and the Borrower shall thereupon become indebted, as principal and direct obligor, to the Lender in an amount equal to the Loan (or the relevant part thereof) and all interest thereon and other payments due in connection therewith under this Loan Agreement.

3.4	Termination or Modification of Funding Commitment

The Lender's commitment to advance each Tranche of the Loan in accordance with the terms of this Loan Agreement is limited in aggregate to the amount of the Total Loan Facility; provided, however, that the Lender, acting in its sole discretion, may terminate or modify its funding commitment pursuant to this Loan Agreement at any time if, in the opinion of the Lender:

3.4.1	there is any material adverse change in the business, operations, assets or financial condition of the Group as a whole (a "Material Adverse Effect");
3.4.2	there is any accelerated material depreciation in the value of the Charged Assets;
3.4.3

there is any material deviation by the Borrower from its business plan (as it may have been supplemented in writing with the prior consent of the Lender) presented to the Lender prior to the date of this Loan Agreement;

3.4.4	on either the date of the Drawdown Notice or at any time up to and including the Drawdown Date:
(i)	an Event of Default has occurred and is continuing or would result from the borrowing to be made pursuant to the Drawdown Notice; or
(ii)

the Borrower's representations and warranties in Clause 7 or those which are set out in any Security Document would not be true if repeated on each of those dates with reference to the circumstances then existing.

3.4.5

The Expiry Date in relation to Loan Amount 2 shall be extended to 30 June 2020 if the Borrower provides satisfactory evidence to the Lender that (i) the Borrower's board of directors has approved a cash runway to 31 December 2020; and (ii) the Borrower has successfully filed the full dossier for Niemann-Pick type C (NPC) at the Food and Drug Administration.

3.5	Conditions Precedent requirements relative to the Advance of the Loan
3.5.1	The Lender's obligation to provide the Loan (or any part thereof) is subject to the prior satisfaction by the Borrower of the following conditions:
(i)

the provision of a copy of a resolution of the Borrower's board of directors authorising the transactions contemplated by this Loan Agreement and the execution and delivery to the Lender of this Loan Agreement and associated documents, including but not limited to, the Security Documents to which it is a party  and the provision of a copy of a resolution of Orphazyme USA's board of directors authorising the transactions contemplated by this Loan Agreement and the execution and delivery to the Lender of the Security Documents to which it is a party;

(ii)

the provision of copies of the Articles of Association of the Borrower and a transcript from the Company's webpage of the Danish Business Authority (CVR) as well as a transcript from the Danish Chattel Register ("Tinglysningsretten") evidencing that no other charges are registered on the Company's page;

(iii)	the provision of a certificate of a director of the Borrower confirming that the borrowing of the Loan Facility in full would not cause any borrowing limit binding on the Borrower to be exceeded;
(iv)

the provision of specimen signatures, authenticated by a director of the Borrower or Orphazyme USA (as the case may be), of the persons authorised to execute and deliver this Loan Agreement and associated documents, including but not limited to, the Security Documents, in the relevant resolutions of the board of directors referred to in Clause 3.5.1(i);

(v)	the relevant parties having executed and delivered to the Lender the originals of the Security Documents and this Loan Agreement;
(vi)

submission and/or filing of the Initial Security Documents and/or perfection of the Security Interests therein (including payment of any relevant fees or tax), in each case in accordance with all applicable laws in respect of such registration within the time frame provided for under applicable law;

(vii)	the Borrower's compliance with Clause 10.1;
(viii)	delivery to the Lender of the financial model and forecasts for the Group as requested by the Lender;
(ix)	delivery to the Lender of the most recent management accounts of the Borrower;
(x)

the provision of copies of any policies of insurance maintained by the Borrower or any other Group Company in respect of the relevant Charged Assets including such insurances as are required pursuant to and complying in all respects with the requirements of Clause 12;

(xi)	any such other documentation in form and substance satisfactory to the Lender as the Lender may reasonably request;
(xii)	confirmation from the Borrower that the Charged Assets being free and clear of all Security Interests whatsoever;
(xiii)	the provision of an original stock certificate or issuer's acknowledgement in respect of the shares in the Orphazyme USA, accompanied by an original, signed and undated stock power; and
(xiv)

in relation to the ability to drawdown a Tranche of Loan Amount 2, the Borrower having received a minimum of $20,000,000 (or its equivalent in DKK) by way of new equity financing, the majority of which is from institutional investors satisfactory to the Lender (acting reasonably), on or after the date of this Loan Agreement but before the relevant Expiry Date, and having provided satisfactory evidence thereof to the Lender.

Each copy document delivered under this Clause 3.5.1 shall be certified as a true and up to date copy by a director of the Borrower.

3.6	Waiver Possibility

If the Lender advances all or any part of the Loan to the Borrower prior to the satisfaction of all or any of the conditions referred to in Clause 3.5  (which the Lender has no obligation to do) the Borrower shall satisfy or procure the satisfaction of such condition or conditions which have not been satisfied within fourteen (14) Business Days of the Drawdown Date for the first Tranche (or within such longer period as the Lender may agree or specify in writing), provided, that the Lender at its discretion may waive the satisfaction of any condition, in whole or in part and with or without conditions, without prejudicing the Lender's right to require subsequent fulfilment of such conditions.

3.7	Use of Funds and Charged Assets
3.7.1

Unless the Lender shall otherwise agree in writing, the Borrower shall use the Loan solely for the purpose of general working capital. The Lender shall not be under any obligation to concern itself with the application of the Loan.

3.7.2

The Charged Assets charged to the Lender pursuant to the Security Documents shall to the extent legal permissible under applicable laws and subject to local law financial assistance rules and guarantee limitations, form security for all monies and obligations owed to the Lender by the Borrower or any other Group Company pursuant to this Loan Agreement or otherwise.

4.	TERM
4.1

Subject to Clause 16.1, this Loan Agreement is effective upon execution by the Lender and the Borrower and shall continue until the later of (i) termination in accordance with its terms; and (ii) the date upon which the Borrower shall have indefeasibly performed and satisfied all its obligations (including making all payments) under this Loan Agreement and the Security Documents.

4.2

If the conditions set out in Clause 3.5  have not been satisfied within forty-five (45) days of the date of this Loan Agreement (except to the extent waived in writing by the Lender), the Lender shall in its sole discretion have the option to either terminate this Loan Agreement or extend the period in which such conditions must be satisfied.

5.	REPAYMENT AND PREPAYMENT
5.1	Repayments
5.1.1

The Borrower shall repay, in advance, principal (and interest in accordance with Clause 6.1) in respect of each Tranche on each Monthly Repayment Date in the amounts specified in the repayment schedule issued by the Lender prior to the relevant Drawdown Date and attached to the relevant Drawdown Notice as may be revised from time to time by the Lender in accordance with Clause 5.1.3 (the "Repayment Schedule") PROVIDED THAT the first twelve (12) monthly payments in relation to each Tranche shall comprise interest only (the "Interest Only Period"), and thereafter shall comprise principal and interest.

5.1.2

All payments that the Borrower makes under this Loan Agreement shall be made in full, without any deduction, set-off or counterclaim and in immediately available cleared funds on the due date to an account which the Lender may specify to the Borrower for the purpose.

5.1.3

The Lender shall have the right to issue a revised Repayment Schedule from time to time if the Lender, in its sole discretion, considers it necessary in order to correct an error or to ensure that, in respect of each Tranche, on the expiry of the relevant Loan Term there will be no amounts owing from the Borrower to the Lender in respect of the relevant Tranche(s) (and the Borrower acknowledges that as a result the monthly amount required to be paid pursuant to Clause 5.1.1 may be increased from time to time in accordance with any revised Repayment Schedule).

5.1.4	Subject to Clause 5.1.5, each payment received by the Lender in respect of any Tranche shall be applied as follows:
(i)	first, to discharge all outstanding fees, costs and expenses of or due to the Lender in respect of such Tranche;
(ii)	secondly, to discharge all accrued interest in respect of such Tranche; and
(iii)	thirdly, to reduce the outstanding principal balance of such Tranche.
5.1.5	The Lender may in its discretion apply any payment received or recovered from the Borrower to discharge any unpaid amount in respect of any Tranche.
5.1.6	Any amount repaid or prepaid may not be redrawn.
5.1.7

If the Drawdown Date is not a Monthly Repayment Date, the Borrower shall pay to the Lender, on the Drawdown Date (by way of deduction by the Lender of the amount of the Tranche actually advanced to the Borrower), the Interim Payment.

5.1.8	If a payment date under Clause 5.1.1 falls on a day which is not a Business Day, the relevant payment date shall be the next Business Day in that calendar month.
5.2	Currency of Payments

Repayment of the Loan and payment of all other amounts owed to the Lender will be paid in the currency in which each Tranche has been provided (the "Contractual Currency"), i.e. in €, unless otherwise agreed by the parties in writing.

5.3	Advance Payment
5.3.1

On each Drawdown Date with respect to a Tranche, the Borrower shall pay to the Lender (by way of deduction by the Lender from the amount of the Tranche advanced to the Borrower) the advance payment specified above in the Loan Facility Terms with respect to the applicable Tranche (the "Advance Payment") which shall be held by the Lender and applied in or towards payment of the last repayment in respect of that particular Tranche.

5.4	Prepayments

The Borrower shall be entitled to prepay the Loan, in whole but not in part, subject to the following conditions:

5.4.1

the Borrower shall submit to the Lender an irrevocable written request to prepay the Loan, at least fifteen (15) Business Days in advance, indicating the amount to be prepaid and the date of the proposed prepayment, provided that such prepayment shall be made on the last Business Day of a calendar month;

5.4.2	on the date of prepayment the Borrower shall pay the Lender an amount equal to:
(i)	the outstanding principal amount of the Loan;
(ii)	all accrued and unpaid interest;
(iii)

in respect of each Tranche, the aggregate of the monthly interest payments scheduled to be paid by the Borrower on each Monthly Repayment Date (as is set out in the relevant Repayment Schedule(s) issued by the Lender) for the period from the date of prepayment to the expiry of the Loan Term, in each case discounted to present value from the applicable Monthly Repayment Date to the date of prepayment at the rate of 4% per annum by way of compensation for any loss of profit that otherwise would have accrued to the Lender if the Loan had not been prepaid;

(iv)	all unpaid End of Loan Payments;
(v)	all unpaid fees, costs and expenses; and
(vi)	all other sums payable by the Borrower to the Lender under this Loan Agreement and/or the

Security Documents (not including the Facilitation Fee payable in accordance with Clause 14).
6.	INTEREST
6.1	The Borrower shall pay, in advance during the Interest Only Period and otherwise in arrears, all unpaid and accrued interest in respect of each Tranche outstanding on each Monthly Repayment Date.
6.2

Subject to Clause 6.3, interest on the principal amount of each Tranche from time to time shall accrue from day to day at a rate of 9.75 per cent. per annum (the "Applicable Interest Rate"), from the Drawdown Date until the repayment in full of the Loan. Interest on the Loan and each part thereof shall be paid on each Monthly Repayment Date in the Contractual Currency in the amounts to be specified in the Repayment Schedule.

6.3

Time of payment of any sum due from the Borrower is of the essence under this Loan Agreement.  If the Borrower fails to pay any sum to the Lender on its due date for payment, the Borrower shall pay to the Lender forthwith on demand, interest on such sum (compounded on a monthly basis) from the due date to the date of actual payment (as well after as before judgment) at a rate equal to the Applicable Interest Rate plus 3% per annum shall immediately become due and payable by the Borrower to the Lender.  If the Borrower fails to pay any sum within five (5) Business Days after such sum is due and payable (or, for any sum that is not specified in a Repayment Schedule, within five (5) Business Days of receipt of a notification from the Lender) and the Borrower's failure to pay is not caused solely by administrative or technical error, the Borrower shall pay to the Lender forthwith on demand, a one off late payment charge of 3% of such sum to compensate the Lender for additional administrative expense.

6.4	If a payment date under Clause 6.1 falls on a day which is not a Business Day, the relevant payment date shall be the next Business Day in that calendar month.
7.	REPRESENTATIONS AND WARRANTIES
7.1	The Borrower warrants and represents to the Lender the following as at the date of this Loan Agreement:
7.1.1	the Borrower is a public limited company duly organised and validly existing under the laws of Denmark and it is resident for Tax purposes solely in Denmark;
7.1.2	the Borrower and each Group Company has the corporate capacity, and has taken all corporate action and obtained all consents, including third party consents, necessary for it:
(i)	to execute the Loan Documents to which it is or is to be party;
(ii)	to borrow under this Loan Agreement and to make all the payments contemplated by, and to comply with all its other obligations under the Loan Documents to which it is or is to be party; and
(iii)	to grant the Lender a first priority Security Interest in respect of the Charged Assets pursuant to the Security Documents to which it is or is to be party;
7.1.3

the Borrower's subsidiaries are each duly organised and validly existing under the laws of their respective countries of incorporation and are resident for Tax purposes solely in their respective country of incorporation;

7.1.4

subject to the Legal Reservations, the Loan Documents to which the Borrower or any Group Company is or is to be party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Loan Documents):

(i)	constitute the Borrower's legal, valid and binding obligations enforceable against it in accordance with their respective terms; and
(ii)	create legal, valid and binding security interests enforceable in accordance with their respective terms, subject to any relevant insolvency laws affecting creditors' rights generally;
7.1.5

the execution and (where applicable) registration by the Borrower and any Group Company of the Loan Documents to which it is or is to be party, and the borrowing by the Borrower and any Group Company of the Loan and its compliance with the Loan Documents to which it is or is to be party, will not involve or lead to a contravention of:

(i)	any applicable law or other legal requirement;
(ii)	the constitutional documents of the Borrower or any Group Company; or
(iii)	any contractual or other obligation or restriction which is binding on the Borrower or any Group Company or any of their assets;
7.1.6

subject to the Legal Reservations, all consents, licences, approvals and authorisations required by the Borrower or any Group Company in connection with the entry into, performance, validity and enforceability of the Loan Documents to which it is or is to be party have been or (upon execution thereof) shall have been obtained by the Drawdown Date and are (or upon execution thereof shall be) in full force and effect during the life of this Loan Agreement;
7.1.7

all financial and other information furnished by or on behalf of the Borrower in connection with the negotiation of the Loan Documents delivered to the Lender pursuant to the Loan Documents was true and accurate in all material respects when given, there are no other facts or matters the omission of which would have made any statement or information contained therein misleading in any material respect and all projections and statements of belief and opinion given to the Lender were made in good faith after due and careful enquiry;

7.1.8

the Accounts were prepared in accordance with accounting principles and practices generally accepted in Denmark and consistently applied and fairly represent (in conjunction with the notes thereto) the financial condition of the Borrower as at the date to which they were drawn up and the results of the Borrower's operations during the financial year then ended;

7.1.9	since publication of the Accounts, there has been no material adverse change in the business or financial condition of the Borrower and/or any Group Company;
7.1.10

there is no action, proceeding or claim pending or, so far as the Borrower is aware or ought reasonably to be aware, threatened against any Group Company before any court or administrative agency which might have a material adverse effect on the business, condition or operations of the Borrower or any subsidiary;

7.1.11

the Borrower or the relevant member of the Group owns with good and marketable title all the Charged Assets, free from all security interests and other interests and rights of every kind, and all the Charged Assets are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such Charged Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost;

7.1.12	subject to Clause 8.1.16, the Group has no Financial Indebtedness;
7.1.13

subject to Clause 8.1.18, the Group has not granted any security over its assets to any third party except for such security arising in the ordinary course of business (including, without limitation, any security deposits with landlords, retention of title arrangements with suppliers, and similar); and

7.1.14	the Borrower has no subsidiaries other than Orphazyme USA.
7.2	The Borrower's representations and warranties set out in this Loan Agreement shall survive the execution of this Loan Agreement and shall (except in the case of the representations and warranties in Clause 7.1.7, Clause 7.1.9, Clause 7.1.10, and Clause 7.1.14) be deemed to be repeated on each Drawdown Date and each Monthly Repayment Date with respect to the facts and circumstances then existing, as if made at such time.

8.	UNDERTAKINGS
8.1	The Borrower undertakes to the Lender to comply with the following provisions of this Clause 8 at all times during the Security Period, except as the Lender may otherwise agree in writing:
8.1.1

the Borrower will (and will procure that each Group Company will) obtain, effect and keep effective all permissions, licences, consents and permits which may from time to time be required: (i) in connection with the Charged Assets; and (ii) to conduct its business;

8.1.2

the Borrower will (and to the extent any Group Company has charged its assets pursuant to a Security Document, the Borrower shall procure that this Group Company shall) own only for its own account the Charged Assets free from all Security Interests and other interests and rights of every kind, except for those created by the Security Documents;

8.1.3

the Borrower will not (and shall procure that each Group Company will not) sell, assign, transfer or otherwise dispose of the Charged Assets, any of its material assets or any share therein and shall give immediate notice to the Lender of any judicial process or encumbrance affecting the Charged Assets except for the Charged Assets covered by the Danish Floating Charge which may be disposed of in the ordinary course of business in accordance with its terms;

8.1.4	the Borrower will provide to the Lender with:
(i)	the following information by way of a monthly report:
(a)	details of any changes to the management/directors of any Group Company;
(b)	details of any Group Company incorporated or acquired or proposed to be incorporated or acquired on or after the date of this Loan Agreement; and
(ii)

such other information (financial or otherwise) as the Lender may reasonably request from time to time concerning any Group Company and its affairs (including, without limitation, information concerning the Charged Assets, its assets from time to time and any request for amplification or explanation of any item in the financial statements, budgets or other material provided by the Borrower under this Loan Agreement);
8.1.5

the Borrower will provide to the Lender all documents, confirmations and evidence required by the Lender to satisfy its "know your customer" requirements or similar identification checks in order to meet its obligations from time to time under applicable money laundering, or similar, laws and regulations;

8.1.6

the Borrower will provide the Lender  with its monthly consolidated management accounts for the Group (each certified by a director) as fairly presenting the data reflected, at the earlier of: (i) thirty (30) calendar days of the end of each calendar month; or (ii) when such information is provided to any shareholder or investor in the Borrower (to include notification of the commencement of litigation by or against the Borrower) and, the Borrower will also provide copies of any announcement which is proposed to be made public by the Borrower concerning dividends, annual or interim financial positions and affairs of the Borrower (or any Group Company);

8.1.7

the Borrower will provide the Lender with its consolidated annual audited (if applicable) financial statements for the Group at the earlier of (i) provision of such statements to any shareholder or investor in the Borrower or (ii) within one hundred and eighty (180) calendar days of the end of each financial year of the respective Group Company, in each case including a statement of operations, balance sheet, statement of cash flows and shareholders' equity, certified by a firm of chartered accountants of recognised national standing;

8.1.8

the Borrower will before the start of each financial year and in any event within ten (10) calendar days of its approval by the board of directors, provide the Lender with a consolidated budget for the Group showing: (i) a projected consolidated balance sheet as of the end of each financial year; (ii) a projected profit and loss account; and (iii) a cash flow forecast for the forthcoming financial year (a "Budget");

8.1.9

the Borrower will provide the Lender with any revised version of a Budget previously provided to the Lender pursuant to Clause 8.1.8 within ten (10 calendar days) of the approval by the Borrower’s board of directors of such revised Budget;

8.1.10

the Borrower will provide the Lender with (and shall procure that each Group Company will provide the Lender with) copies of all board packs, notices, minutes, consents and other material that it provides to its board of directors at the same time they are delivered to the directors (the

Lender understands that particularly sensitive information may from time to time be redacted from the copy documents it receives);
8.1.11

the Borrower will provide the Lender with (and shall procure that each Group Company will provide the Lender with) all documents dispatched by the Borrower and each Group Company to its shareholders, or its creditors generally at the same time as they are dispatched;

8.1.12

the Borrower will grant (and shall procure that each Group Company will grant) the Lender the right to have a representative to meet with its managing director and finance director once each quarter throughout the Security Period to review and discuss the operating performance and financial condition of the Group. For any such meetings held in person, the Lender understands that it shall pay its own travel costs and related expenses. In addition, upon the occurrence of an Event of Default, the Lender shall be entitled to have a representative attend all meetings of the Borrower's (and each Group Company's) board of directors and/or committee thereof in a non-voting observer capacity. The Borrower agrees (and shall procure that each Group Company) agrees to give notice of all board meetings to the Lender at the same time as to its directors;

8.1.13	the Borrower will (and will procure that each Group Company will) maintain in force and promptly obtain or renew, and will promptly send certified copies to the Lender of, all consents required:
(i)	for the Borrower and each Group Company to perform its obligations under the Loan Documents, as relevant;
(ii)	for the validity or enforceability of the Loan Documents; and
(iii)	for the Borrower and each Group Company to continue to own the Charged Assets from time to time,

and the Borrower will, and will procure that each Group Company will, comply with the terms of all such consents;

8.1.14	the Borrower will notify the Lender as soon as it becomes aware of:
(i)	the occurrence of an Event of Default; or
(ii)	any matter which indicates that an Event of Default has occurred, may have occurred or is likely to occur,

and will thereafter keep the Lender fully up to date with all developments;

8.1.15	the Borrower will (and shall ensure that each Group Company will) maintain adequate risk protection through insurances on and in relation to its business and assets to the extent reasonably required on the basis of good business practice taking into account, inter alia, its (and any Group Company's) financial position and nature of operations. All insurances must be with reputable independent insurance companies or underwriters;

8.1.16	the Borrower shall not (and shall ensure that no Group Company will) incur or allow to remain outstanding any Financial Indebtedness, except:
(i)	under this Loan Agreement;
(ii)

where a Group Company which has granted a Security Interest to the Lender over all or any of its material assets or shares is lending to or borrowing from the Borrower or another Group Company which has granted a Security Interest to the Lender over all or any of its material assets or shares;

(iii)	non-speculative hedging transactions entered into in the ordinary course of business in connection with protection against interest rate or currency fluctuations;
(iv)	arising in the ordinary course of business with suppliers of goods or services with a maximum duration of ninety (90) days; or
(v)

not permitted by the preceding paragraphs and the outstanding principal amount of which does not exceed €400,000 (or its equivalent in another currency or currencies) in aggregate for the Group at any time.

8.1.17

notwithstanding Clause 8.1.16, the Borrower shall not (and shall ensure that no Group Company will) incur or allow to remain outstanding any Financial Indebtedness owing to any shareholder of a Group Company (excluding other Group Companies) or any persons or companies related to them, unless such Financial Indebtedness is on terms (including interest, repayment and subordination) satisfactory to the Lender;

8.1.18

the Borrower shall not (and shall ensure that no other Group Company will) create or permit to subsist any Security Interest over any of its assets except for (i) any security entered into pursuant to any Security Document, (ii) any security arising in the ordinary course of business (including without limitation any security deposits with landlords, (iii) any security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a Group Company in the ordinary course of business and on the supplier's standard or usual terms and not arising as a result of any default or omission by any Group Company and (iv) any security (which is fully subordinated to any Security Interest granted to the Lender on terms acceptable to the Lender) securing debt the principal amount of which (when aggregated with the principal amount of any other debt which has the benefit of security given by any member of the Group other than any permitted under paragraphs (i) to (iv) above) does not exceed €400,000 (or its equivalent in another currency or currencies);

8.1.19

the Borrower will not (and shall ensure that no other Group Company will) declare and/or make or agree to make (whether in the relevant constitutional documents or otherwise) any distribution by way of dividend or otherwise without the prior written consent of the Lender;

8.1.20

the Borrower shall be responsible for all costs associated with the Charged Assets including all tax assessments, insurance premiums, operating costs and repair and maintenance costs as well as any fees associated with registering of any Security Interest granted in connection with this Loan;

8.1.21

the Borrower shall at the request of the Lender from time to time (and shall procure that each Group Company shall) promptly execute and deliver such further documents creating Security Interests in favour of the Lender over such assets and in such form as the Lender may require in its discretion from time to time to: (i) secure all monies, obligations and liabilities of the Borrower and/or any Group Company to the Lender; (ii) facilitate the realisation of the Charged Assets; and/or (iii) exercise the powers conferred on the Lender or a receiver or administrator appointed under any Security Document, from time to time;

8.1.22

subject to Clause 8.1.3, the Borrower shall not (and shall procure that each Group Company shall not) by one or a series of transactions, whether related or not and whether at one time or over a period of time, sell, lease, convey, transfer, assign, license or otherwise dispose of or deal with all or any material part of its property, assets or undertaking, including (but not limited to) by any form of sale and leaseback, invoice discounting or factoring,  in an aggregate amount of more than €500,000 for the Group PROVIDED THAT in the case of the Intellectual Property of a Group Company, the relevant Group Company may, in the normal course of business and on an arm's length basis for good and valuable consideration, grant non-exclusive licenses and sublicenses of the Intellectual Property to third parties;

8.1.23

the Borrower shall not (and shall procure that each Group Company shall not) carry on any trade or business with a company or acquire any assets, shares or equipment, other than in the normal course of business and upon an arm's length basis;

8.1.24	the Borrower shall (and it shall procure each Group Company shall):
(i)	preserve and maintain the subsistence and validity of all Intellectual Property necessary for its business;
(ii)	use reasonable endeavours to prevent, and take action against, any infringement in any material respect of the Intellectual Property necessary for its business;
(iii)

prosecute and maintain all applications and registrations in place in respect of the Intellectual Property which it has now or makes hereinafter and pay all registration fees and taxes necessary to maintain such Intellectual Property in full force and effect and record its interest in such Intellectual Property unless such Intellectual Property has been the subject of a valid resolution of a quorate and duly-convened meeting of the board of directors confirming that any such Intellectual Property are either (i) immaterial or (ii) no longer required in the ordinary course of the Group's business;

(iv)

not use or permit the Intellectual Property necessary for its business to be used in a way or take any step or omit to take any step in respect of such Intellectual Property which may materially and adversely affect the existence or value of such Intellectual Property or imperil the right of the Group to use such Intellectual Property; and

(v)

not discontinue the use of such Intellectual Property, unless such Intellectual Property has been the subject of a valid resolution of a quorate and duly-convened meeting of the board of directors confirming that any such Intellectual Property is either (i) immaterial or (ii) no longer required in the ordinary course of the Group's business; and

8.1.25

the Borrower shall not (and shall procure that no Group Company shall) incorporate or acquire any Affiliate without first notifying the Lender. The Borrower shall notify the Lender when such Affiliate has a net asset value in excess of €500,000 (a "Material Affiliate"). If the Lender shall so request (acting reasonably), the Borrower shall procure that a Material Affiliate (and any Group Company that holds shares in the Material Affiliate) shall promptly execute and deliver to the Lender documents (in such form as the Lender may require (acting reasonably)) creating Security Interests in favour of the Lender over all or all of the material assets and shares of the Material Affiliate.

9.	EVENTS OF DEFAULT
9.1	An Event of Default occurs if:
9.1.1

the conditions set out in Clause 3.5  (except to the extent waived in writing by the Lender) are not satisfied within forty-five (45) days of the execution of this Loan Agreement unless the period for satisfaction is extended in accordance with Clause 4.2;

9.1.2

any Group Company fails to pay when due and payable or (if so payable) on demand any sum payable under this Loan Agreement or the Security Documents or under any document relating to the Security Documents unless payable unless its failure to pay is solely caused by administrative or technical error and payment is made within five (5) Business Days of its due date;

9.1.3

any other breach by any Group Company (as relevant) occurs of any provision of this Loan Agreement or any Security Document or the Borrower or any Group Company does not comply with, perform or observe any other obligation accepted or undertaking given by it to the Lender. No Event of Default under this clause will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the earlier of (A) the Lender giving notice to the Borrower and (B) the Borrower becoming aware of the failure to comply;

9.1.4

any representation, warranty or statement made by, or by an officer of, any Group Company in this Loan Agreement or the Security Documents or in the Drawdown Notice or any other notice or document relating to this Loan Agreement or any other Security Document is incorrect, untrue or misleading in any material respect when it is made or deemed repeated. No Event of Default under this clause will occur if the circumstances underlying the misrepresentation are capable of remedy and are remedied within 10 Business Days of the earlier of (A) the Lender giving notice to the Borrower and (B) the Borrower becoming aware of the misrepresentation;

9.1.5

Financial Indebtedness of any Group Company in an amount exceeding €400,000 is not paid when due or any event of default occurs in accordance with the terms of the such Financial Indebtedness or any Security Interest over any of the assets of any Group Company is enforced;

9.1.6

any order shall be made by any competent court, a petition presented or any resolution shall be passed by any Group Company for the appointment of a liquidator, administrator or receiver of, or for the winding up of, any Group Company or a moratorium is imposed or declared over any or all of the assets and business of any Group Company;

9.1.7	an encumbrancer takes possession of or a receiver, liquidator, supervisor, compulsory manager, trustee, administrator or similar official is appointed over the whole or, in the opinion of the Lender, any material part of, the assets of any Group Company or a distress, execution or other process is levied or enforced upon or sued out against the whole or, in the opinion of the Lender, a material part of the assets of any Group Company;

9.1.8

any corporate action or legal proceedings in relation to the appointment of a liquidator, receiver, administrator, restructuring administrator (in Danish: Rekonstruktør), or other similar officer in respect of any member of the Group or any of its assets is taken;

9.1.9	any judgment made against any Group Company which has or is reasonably likely to have a Material Adverse Effect is not paid, stayed or discharged within fourteen (14) days;
9.1.10

any Group Company shall stop payment or shall be unable to, or shall admit inability to, pay its debts as they fall due, or shall be adjudicated or found insolvent, or shall enter into any composition or other arrangement with its creditors generally;

9.1.11

any event shall occur which under the law of any jurisdiction to which any Group Company is subject has an effect equivalent or similar to any of the events referred to in Clause 9.1.6, 9.1.7, Error! Reference source not found. or 9.1.10;

9.1.12	any Group Company ceases, threatens to cease, or suspends carrying on its business or a part of its business;
9.1.13

there is a Change of Control in any Group Company; for purposes of this Clause 9.1.13, a "Change of Control" shall include (without limitation) any of the following events (whether in one or in a series of related transactions): merger, consolidation or reorganisation of the Borrower or any Group Company which has granted a Security Interest to the Lender into any person other than a Group Company, the sale of all or (in the opinion of the Lender) substantially all the assets of any Group Company to any person other than a Group Company; the sale of a Group Company (whether by that Group Company or by shareholders of that Group Company) resulting in persons who beneficially and/or legally hold a majority of shares and/or voting power of that Group Company as at the date of this Loan Agreement no longer holding such majority; the exclusive license of all or a material portion of any Group Company's Intellectual Property to any other entity or person, other than a Group Company; PROVIDED THAT the Lender may agree, by written notice to the Borrower, that a Change of Control shall not be deemed an Event of Default, but that nevertheless the consequences set forth in Clause 9.2.1 and 9.2.2 shall apply, and in such event the Loan, all accrued interest and all other amounts accrued or owing under this Loan Agreement and the Security Documents shall be  due and payable simultaneously with the closing of the Change of Control transaction;
9.1.14

it becomes unlawful or impossible: (i) for the Borrower and/or each Group Company (as relevant) to discharge any liability under the Loan Documents or to comply with any other obligation which the Lender considers material under the Loan Documents or the Security Documents; or (ii) for the Lender to exercise or, subject to the Legal Reservations, enforce any right under, or to enforce any Security Interest created by this Loan Agreement or the Security Documents;

9.1.15

subject to the Legal Reservations, any provision of the Loan Documents proves to have been or becomes invalid or unenforceable, or a Security Interest created by the Security Documents proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest of a third party or any other third party claim or interest, provided however that if the Borrower and/or any Group Company proposes replacement security which the Lender accepts, and such replacement security is constituted in a manner acceptable to the Lender within such period of time as the Lender may require, such event shall cease to constitute an Event of Default;

9.1.16

the security constituted by the Security Documents is in any way materially imperilled or in jeopardy (including by way of depreciation in value beyond a normal depreciation) provided however that if the Borrower and/or any Group Company proposes replacement security which the Lender accepts, and such replacement security is constituted in a manner acceptable to the Lender within such period of time as the Lender may require, such event shall cease to constitute an Event of Default;

9.1.17

any other event (whether related or not) occurs (including, without limitation, a material adverse change (in the opinion of the Lender), from the position applicable as at the date of this Loan Agreement in the general affairs, business, management, operations, assets, condition (financial or otherwise) and/or prospects of any Group Company whether or not arising in the ordinary course of business); or

9.1.18	any event of default (howsoever described) specified in the Security Documents shall occur.
9.2	Lender's Rights

On or at any time following the occurrence of any Event of Default the Lender may:

9.2.1	serve on the Borrower a notice stating that all obligations of the Lender to the Borrower under this Loan Agreement including (without limitation) the obligation to advance the Loan (or any part thereof) are terminated;
9.2.2	serve on the Borrower a notice stating that, the Loan, all interest and all other amounts accrued, owing or payable under the Loan Documents are immediately due and payable;
9.2.3	declare the Security Documents to be enforceable; and/or
9.2.4

take any other action which, as a result of the Event of Default or any notice served under Clauses 9.2.1 or 9.2.2 above, the Lender is entitled to take under the Security Documents or any applicable law.

9.3	End of Lender's Obligations

On the service of a notice under Clause 9.2.1 and/or Clause 9.2.2, all the obligations of the Lender to the Borrower under this Loan Agreement shall terminate.

9.4	Acceleration

On the service of a notice under Clause 9.2.2, the following sums shall become immediately due and payable:

9.4.1	the outstanding principal amount of the Loan;
9.4.2	all accrued and unpaid interest;
9.4.3

in respect of each Tranche, the aggregate of the monthly interest payments scheduled to be paid by the Borrower on each Monthly Repayment Date (as is set out in the Repayment Schedule(s) issued by the Lender) for the period from the date of service of the notice under Clause 9.2.2 to the expiry of the relevant Loan Term by way of compensation for any loss of profit that otherwise would have accrued to the Lender if an Event of Default had not occurred;

9.4.4	all unpaid End of Loan Payments;
9.4.5	all unpaid fees, costs and expenses; and
9.4.6	all other sums payable by the Borrower to the Lender under the Loan Documents.
9.5	Waiver of Event of Default

The Lender, at its sole and absolute discretion, may waive any Event of Default hereunder, prior to or after the event or events giving rise thereto, provided that such waiver may be effected only by written notice provided by the Lender to the Borrower to that effect (and subject further to Clause 16.3 below); it being understood and acknowledged, that if and so long as no notice of waiver of an Event of Default was so provided, such Event of Default shall be deemed as having occurred and in effect for all purposes hereunder.

10.	FEES, EXPENSES AND TAXES
10.1	Transaction Fee

The Transaction Fee shall be paid by the Borrower to the Lender upon the execution of this Loan Agreement.

10.2	End of Loan Payments

The End of Loan Payment shall accrue on the amount of each Tranche and shall be payable in respect of each Tranche on the earlier of: (i) the date on which the Loan falls due for repayment in full; and (ii) the date on which the final payment by the Borrower in respect of the relevant Tranche is due for payment.

10.3	Documentary Costs
10.3.1	The Borrower shall promptly pay to the Lender on the Lender's demand, the reasonable legal expenses plus applicable VAT and disbursements incurred by the Lender in connection with:
(i)	the negotiation, execution, preparation and perfection of the Loan Documents and the transactions contemplated hereby and thereby;
(ii)	the negotiation, execution, preparation and perfection of Security Documents after the date of this Loan Agreement and the transactions contemplated thereby;
(iii)	any amendment or supplement to the Loan Documents, or any proposal for such an amendment to be made; and
(iv)	any consent or waiver by the Lender concerned under or in connection with the Loan Documents or any request by the Borrower for such a consent or waiver.
10.3.2

The Borrower shall promptly pay to the Lender on the Lender's demand, the legal expenses plus applicable VAT (if any) and disbursements incurred by the Lender in connection with any step taken by the Lender with a view to the protection or enforcement of any right or Security Interest created by the Loan Documents.

10.4	Certain taxes and duties
10.4.1

The Borrower shall promptly pay any documentary, stamp or other equivalent Tax or duty payable on or by reference to the Loan Documents or any share warrant or local law equivalent, and shall, on the Lender's demand, fully indemnify the Lender against any costs, losses, liabilities and expenses resulting from any failure or delay by the Borrower to pay such a tax.

10.4.2

Where the Borrower is required by the Loan Documents to pay, reimburse or indemnify the Lender for any fee, cost and expense, the Borrower, at the same time as it pays, reimburses or indemnifies (as the case may be) the Lender shall also pay, reimburse or indemnify such part thereof as represents VAT, save to the extent that the Lender is entitled to a credit or repayment in respect of such VAT from the appropriate Tax authority.

10.5	Recovery of Overdue Fees

Without prejudice to any other provisions of this Loan Agreement, the Lender shall be entitled (and the Borrower hereby irrevocably authorises the Lender), at any time and from time to time, to apply any credit balance (whether or not then due) to which the Borrower is then entitled on any account with the Lender in (or towards) satisfaction of the sum or sums from time to time owing by the Borrower to the Lender under and/or pursuant to the Loan Documents.  The Lender is not obliged to exercise its rights under this Clause 10.5, but if the rights are exercised, the Lender shall give notice to the Borrower of any such application promptly thereafter.

10.6	Liability for Taxes
10.6.1

The Borrower shall make all payments to be made by it without any Tax deduction, unless a Tax deduction is required by law. The Borrower shall promptly upon becoming aware that it must make a Tax deduction (or that there is any change in the rate or the basis of a Tax deduction) notify the Lender.

10.6.2

If the Borrower is required to make any Tax deduction by law from any payment due under the Loan Documents, the payment due from the Borrower shall be increased to an amount equal to the amount which would have been due for payment if no Tax deduction had been required.

10.6.3

If the Borrower is required to make a Tax deduction, the Borrower shall make that Tax deduction and any payment required in connection with that Tax deduction within the time allowed and in the minimum amount required by law.

10.6.4

Within thirty (30) days of making either a Tax deduction or any payment required in connection with that Tax deduction, the Borrower shall deliver to the Lender evidence reasonably satisfactory to it that the Tax deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

10.7	Illegality and Increased Costs
10.7.1

If it is or becomes contrary to any law or regulation for the Lender to make available the Loan Facility or to maintain its obligations to do so or fund the Loan, the Lender shall promptly notify the Borrower whereupon: (a) the Lender's obligations to make the Loan Facility available shall be terminated; and (b) the Borrower shall be obliged to prepay the Loan on a future specified date agreed by the Lender and the Borrower (each acting reasonably) but in any event no later than the latest date permitted by the relevant law or regulation.

10.7.2

If the result of any change in (or in the interpretation, administration or application of), or to the generally accepted interpretation or application of, or the introduction of, any law or regulation is to subject the Lender to Taxes or change the basis of the payment of Taxes by the Lender with respect to any payment under this Loan Agreement (other than Taxes on the overall net income, profits or gains of the Lender), then: (i) the Lender shall notify the Borrower in writing of such event promptly upon its becoming aware of the same; and (ii) the Borrower shall on demand, made at any time whether or not the Loan has been repaid, pay to the Lender the amount of the increased costs which the Lender has suffered as a result. However, no increased costs shall be paid by the Borrower or any Group Company to the extent any increased cost is (i) compensated for by Clause 10.6 (Liability for Taxes) or (ii) directly attributable to the breach by the Lender of any law or regulation.

11.	INDEMNITIES
11.1	Indemnity for Non-Scheduled Payments

Without derogating from, and without prejudice to the Lender's right under, Clause 10 above, the Borrower shall indemnify the Lender fully on its demand in respect of all expenses, liabilities and losses which are suffered or incurred by the Lender, as a result of or in connection with:

11.1.1	any Tranche not being borrowed on the date specified in this Loan Agreement or in the Drawdown Notice for any reason other than a default by the Lender;
11.1.2	any failure (for whatever reason) by the Borrower to make payment of any amount due under the Loan Documents on the due date or, if so payable, on demand; or
11.1.3

the occurrence and/or continuance of an Event of Default and/or the acceleration of repayment of the Loan under Clause 9.4, and in respect of any Taxes for which the Lender is liable or held liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under the Loan Documents.

11.2

The Borrower shall within three (3) Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of funding, or making arrangements to fund, any portion of the Total Loan Facility which is not advanced by the Lender to the Borrower by the end of the Expiry Date,

other than by reason of default or negligence by the Lender.
11.3	Third Party Claims Indemnity

The Borrower shall indemnify the Lender fully on its demand in respect of claims, demands, proceedings, liabilities, taxes, losses and expenses of every kind, including without limitation legal fees and expenses ("liability items") which may be made or brought against, or incurred by, the Lender, in any country, in relation to:

11.3.1

any action lawfully taken, or omitted or neglected to be taken, under or in connection with the Loan Documents by the Lender or by any receiver appointed under the Security Documents after the occurrence of any Event of Default; and

11.3.2

any breach or inaccuracy of any of the representations and warranties contained in Clause 7 of this Loan Agreement or in the Security Documents or any breach of any undertaking contained in Clause 8 hereof or elsewhere in the Loan Documents.

12.	RISK AND INSURANCE
12.1

All risk of loss, theft and damage of and to the Charged Assets from any cause whatsoever shall be the risk of the Borrower, and no such event shall relieve the Borrower of any obligation under a Drawdown Notice.

12.2	The Borrower shall:
12.2.1	bear all risk of loss of or damage to the Charged Assets whether insured against or not; and
12.2.2

maintain with an reputable insurance company, in accordance with good and prudent practices of owners of such Charged Assets, fully comprehensive insurance under a standard form of "new for old" all risks policy including, third party, and business interruption for a 6 month period covering:  loss of or damage to, the Charged Assets and against such other risks as assets of the same type as the Charged Assets are normally (or when used in the manner or for the purposes for which the Charged Assets are to be used) insured, and the new replacement value of the Charged Assets provided that the Borrower shall not be required, pursuant to this clause,  to maintain insurance over any Intellectual Property rights charged under the Security Documents.

13.	RELEASE OF SECURITY

Subject to the terms of this Loan Agreement and the Security Documents (including the making of all payments hereunder and thereunder, including the final End of Loan Payment), the Lender shall take appropriate action, at the cost of the Borrower, to release the Security Interest over the Charged Assets.

14.	FACILITATION FEE
14.1

The Lender may at any time, in its sole discretion, prior to the Longstop Date notify the Borrower in writing that the Facilitation Fee is now due and payable (the "Notification") whereupon the Borrower shall pay to the Lender, within 2 Business Days of receipt of the Notification, the Facilitation Fee.

14.2

The Facilitation Fee shall be an amount equal to the greater of (i) 10% of the aggregate amount of all Tranches; and (ii) the Calculated Fee (where the "Calculated Fee" is the amount calculated in accordance with Clause 14.3).

14.3	The Calculated Fee shall be an amount determined as follows:

10% of the aggregate amount of all Tranches x ((P1/P0) – 1),

where P0 = the 30 day volume weighted average share price of the Borrower on the date of this Loan Agreement, as derived from www.nasdaqomxnordic.com (the "P0 Date"), and where P1 = the closing share price of the Borrower on the day immediately preceding the date  of the Notification, as shown on www.nasdaqomxnordic.com or www.nasdaq.com (the "P1 Date"), plus an amount equal to any dividend or other payment made by the Borrower in respect of a share of the Borrower between the P0 Date and the P1 Date.

14.4

In the event that the Borrower undertakes any sub-division or consolidation of shares or any other reorganisation of its share capital between the P0 Date and the P1 Date (a "Reorganisation") resulting in an adjustment to its share price and/or an adjustment to the amount of dividend or other payment made by the Borrower in respect of a share of the Borrower, such Reorganisation shall be deemed to have not taken place for the purpose of calculating the Facilitation Fee.

14.5	The Borrower undertakes that it will not, and will procure that each Group Company will not, take any action which has the effect of avoiding the payment of the Facilitation Fee to the Lender.
14.6	Notwithstanding any other provision of this Loan Agreement, this Clause 14 shall survive the cancellation of the Loan Facility and/or the termination of this Loan Agreement.
15.	NOTICES
15.1

Any notice, demand or other communication ("Notice") to be given by any party under, or in connection with, this Loan Agreement shall be in writing and signed by or on behalf of the party giving it.  Any Notice shall be served by sending it by email address out in Clause 15.2, or delivering it by hand or by pre-paid first class post to the address set out in Clause 15.2 and in each case marked for the attention of the relevant party set out in Clause 15.2 (or as otherwise notified from time to time in accordance with the provisions of this Clause 14).  Any Notice so served by fax, post or hand shall be deemed to have been duly given or made as follows:

15.1.1	if sent by email, at the time of transmission; or
15.1.2	in the case of delivery by hand, when delivered, or
15.1.3	in the case of delivery by first class post, on the second Business Day after posting,

provided that in each case where delivery by fax or by hand occurs after 5pm on a Business Day (local time in the place of receipt) or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day (local time in the place of receipt).

References to time in this Clause are to local time in the country of the addressee.

15.2	The addresses and fax number of the parties for the purpose of Clause 14 are as follows:
15.2.1	Lender:
Address:	Amf Building, 25 Old Burlington Street, London W1S 3AN

For the attention of: The Directors

with a copy to:

Lender's law firm: Bird & Bird LLP

Address:	12 New Fetter Lane, London EC4A 1JP

Email: struan.penwarden@twobirds.com

For the attention of: Struan Penwarden

15.2.2	Borrower:
Address	Ole Maaløes Vej

2200, Copenhagen N

Denmark

For the attention of: Anders Vadsholt

with a copy to:

Borrower's law firm: Gorrissen Federspiel

Address:	Axeltorv 2, 1609 Copenhagen V, Denmark

Email: rsp@gorrissenfederspiel.com

For the attention of: Rikke Schøitt Petersen

15.3

A party may notify the other party to this Loan Agreement of a change to its name, relevant addressee, address or email address for the purposes of this Clause 14, provided that such notice shall only be effective on:

15.3.1	the date specified in the notification as the date on which the change is to take place; or
15.3.2

if no date is specified or the date specified is less than five (5) Business Days after the date on which notice is given, the date following five (5) Business Days after notice of any change has been given.

15.4

In proving service it shall be sufficient to prove that the envelope containing such notice was properly addressed and sent or delivered to the address shown thereon or that the facsimile transmission was made and a facsimile confirmation report was received, as the case may be.

16.	GENERAL
16.1

All agreements, covenants, representations, warranties and indemnities of the Borrower contained in this Loan Agreement or in the Drawdown Notices or other documents delivered pursuant hereto or in connection herewith and continuing, shall survive and remain binding following the execution and delivery, and the expiration, cancellation or other termination of this Loan Agreement and/or the Drawdown Notice.

16.2

If the Borrower shall fail to perform any of its obligations under any Drawdown Notice duly and promptly, the Lender may, at its option and at any time, perform the same without waiving any default on the part of the Borrower, or any of the Lender's rights.  The Borrower shall reimburse the Lender, within five (5) Business Days after notice thereof is given to the Borrower, for all expenses and liabilities incurred by the Lender in the performance of the Borrower's obligations.

16.3

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy hereunder shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Loan Agreement are cumulative and not exclusive of any rights or remedies provided by law or in equity.  Waiver by the Lender of any default shall not constitute waiver of any other default.

16.4	The Borrower may not assign or transfer its rights, benefits and obligations under this Loan Agreement without the prior written consent of the Lender.
16.5	The Lender may not assign or transfer its rights, benefits and obligations under this

Loan Agreement without the prior written consent of the Borrower. However, the Lender shall have the right, in its sole discretion, to assign, sell, pledge, grant a Security Interest in or otherwise encumber its rights under this Loan Agreement and/or one or more Drawdown Notices to any (i) Related Fund; (ii) or upon the occurrence of an Event of Default or in connection with a sale of multiple loans made by the Lender as part of a portfolio transaction, to a third party (an "Assignee"), and/or may act as an agent for any Assignee in accepting any Drawdown Notice.  The Borrower hereby irrevocably consents to any assignment, sale, pledge, grant of a security interest or any other disposal to an Assignee.  The Borrower agrees that if it receives notice from the Lender that it is to make payments under this Loan Agreement and/or any Drawdown Notice to such Assignee rather than to the Lender, or that any of its other obligations under the relevant Drawdown Notice are to be owed to the named Assignee, the Borrower shall comply with any such notice.  Subject to the foregoing, this Loan Agreement and each Drawdown Notice inures to the benefit of, and is binding upon, the successors and assigns of the Lender.

16.6

The Borrower consents to the disclosure of information relating the Borrower and any Group Company by the Lender to its Affiliates, Related Funds and to any other parties to the Security Documents and potential Assignees. The Lender acknowledges that some or all of such information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender undertakes not to use any such information for any unlawful purpose.

16.7	The Borrower shall keep confidential the terms of this Loan Agreement except:
16.7.1	as may be required by law, a court of competent jurisdiction or any governmental or regulatory authority;
16.7.2	to any of its officers, directors, employees, professional advisers and auditors; or
16.7.3	to the extent the relevant information is already in the public domain through no default of the Borrower.
16.8

If, at any time, any provision herein is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

16.9	A person who is not a party to this Loan Agreement has no right under the Contract (Rights of Third Parties) Act 1999 to enforce or enjoy the benefits of this Loan Agreement.
16.10

This Loan Agreement, together with the Security Documents, constitute the entire agreement between the parties with respect to the subject matter hereof. This Loan Agreement may not be modified except in writing executed by the Lender and the Borrower.  No supplier or agent of the Lender is authorised to bind the Lender or to waive or modify any term of this Loan Agreement.

16.11

This Loan Agreement may be executed in counterparts (including facsimile and .pdf copies), each of which shall be an original, but all such counterparts shall together constitute one and the same instrument.

16.12

This Loan Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law. The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Loan Agreement (including a dispute relating to the existence, validity or termination of this Loan Agreement or any non-contractual obligation arising out of or in connection with this Loan Agreement (a "Dispute"). The parties to this Loan Agreement agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party to this Loan Agreement will argue to the contrary. This Clause 16.12 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

16.13	Without prejudice to any other mode of service allowed under any relevant law, the Borrower:
16.13.1

represents and warrants to the Lenders that it has appointed Law Debenture Corporate Services Limited as its agent for service of process in relation to any proceedings before the English courts in connection with the Loan Documents and agrees to provide the Lenders with evidence of such appointment and to maintain such appointment at all times during the Security Period (and promptly provide evidence, on request of the Lender, that such appointment is continuing); and

16.13.2	agrees that failure by an agent for service of process to notify the Borrower of the process will not invalidate the proceedings concerned.

SCHEDULE A

FORM OF DRAWDOWN NOTICE

DRAWDOWN NOTICE

Drawdown

No. [   ]

dated                                                  201[ ]

between

KREOS CAPITAL VI (UK) LIMITED the ("Lender")	ORPHAZYME A/S the ("Borrower")

This Drawdown Notice forms a Schedule to a Loan Agreement between the Lender and the Borrower dated 27th August 2019 (the "Loan Agreement")

The Lender has granted the Borrower a loan facility pursuant to the terms and conditions set out in the Loan Agreement and attached Schedules.

Words and expressions in this Drawdown Notice shall have the same meanings as in the Loan Agreement.

PART 1

Loan Details

Total Loan Facility	[ ]
Amount of Loan Facility to be drawn down pursuant to this Drawdown Notice	[ ]
Loan Term	The Interest Only Period followed by thirty (30) monthly payments
Bank Account Details for remittance of funds	[ ]
Drawdown Date (which shall be a date no later than the Expiry Date)	[ ] 201[ ]

Repayment Schedule – Please see Part 2

We confirm that:

(a)	the representations and warranties made by us in the Loan Agreement are true and accurate on the date of this Drawdown Notice as if made on such date; and
(b)	no Event of Default has occurred and is continuing or would result from the delivery of this Drawdown Notice.

This Drawdown Notice is irrevocable.

for and on behalf of

ORPHAZYME A/S

Authorised Signatory

Name

Dated [ ] 201[ ]

PART 2

Repayment Schedule

[To be provided by Lender prior to submission of relevant Drawdown Notice]

SCHEDULE B

INITIAL SECURITY DOCUMENTS

Danish Floating Charge

Danish Patents Pledge Agreement

US IP Security Agreement

US Subsidiary Guaranty Agreement

US Subsidiary Security Agreement

US Subsidiary Share Pledge Agreement

Duly executed by the parties on the date first set out on the first page of this Loan Agreement.

BORROWER

Signed /s/ Anders Vadsholt

For and on behalf of
ORPHAZYME A/S
Authorised signatory

Name:	Anders Vadsholt
Title:	CFO

LENDER

Signed /s/ Aris Constantinides

For and on behalf of
KREOS CAPITAL VI (UK) LIMITED
Authorised signatory

Name:	Aris Constantinides

Title:	Director